Exhibit 99.1

            CALLIDUS SOFTWARE REPORTS SECOND QUARTER 2006 RESULTS

               Q2 REVENUES $17.7 MILLION, UP 40% YEAR-OVER-YEAR

    SAN JOSE, Calif., July 25 /PRNewswire-FirstCall/ -- Callidus Software Inc. (Nasdaq: CALD), a leading provider of Enterprise Incentive Management (EIM) software, today announced financial results for the second quarter ended
June 30, 2006.

    Total second quarter revenues were $17.7 million, an increase of 40% compared to second quarter 2005 and an increase of 4% from the prior quarter. Second quarter license revenues were $5.9 million, an increase of over 350% compared to second quarter 2005 and a decrease of 15% compared to the prior quarter. On a trailing twelve month basis, license revenues are up over 130% from $11.1 million to $25.9 million and total revenues are up 23% from $56.1 million to $69.0 million. Second quarter maintenance and service revenues were $11.7 million, an increase of 4% compared to the second quarter 2005 and an increase of 17% compared to the prior quarter.

    Second quarter net loss was $3.2 million, or ($0.12) per share (including $1.4 million of stock-based compensation expense). This compares to a net loss of $3.7 million, or ($0.14) per share, for the second quarter of 2005 (including $0.4 million of stock-based compensation expense) and a net loss of $3.1 million, or ($0.11) per share, for the prior quarter (including
$1.2 million of stock-based compensation expense).

    Cash and investments totaled $56.7 million at June 30, 2006, a decrease of $3.9 million from March 31, 2006.

    "We are pleased with our performance in the second quarter. We continued to experience strong year-over-year growth in license revenues, our maintenance and service revenues grew both sequentially and year-over-year and we made substantial progress in our on-demand business," said Robert Youngjohns, president and CEO of Callidus Software. "We continue to see substantial market opportunity for our EIM and Sales Performance Management solutions, both in our traditional enterprise software model and through our new on-demand offering," Mr. Youngjohns concluded.

    Recent Business Highlights

    -- Some of the customers purchasing Callidus solutions in the second quarter included First Command Financial, Harland Financial Solutions, Hyperion, Lenovo, Mentor Graphics, and The Prudential Life Insurance Company of Korea.

    -- Callidus launched the hosted version of its on-demand offering in the quarter. We experienced strong initial success, signing a number of new customers. We expect the second quarter sales to generate an additional $1.6 million a year in recurring revenues. The hosted on-demand revenues are not reflected in our Q2 results, but will be recognized ratably over the contract term once the implementations are complete, the first of which are expected to be in the fourth quarter.

    -- Callidus Software grew its existing on-demand business, which offers on-premise solution management services, generating revenues of $2.0 million in the quarter. On-Demand Solutions, together with maintenance revenues, accounted for $6.2 million, or 35% of total revenues in the quarter. Both on-demand and software maintenance contracts provide for recurring revenue streams but remain subject to periodic adjustment or cancellation.

    -- Callidus' flagship product TrueComp(R) earned "Certified for SAP
       NetWeaver(R)" status during the second quarter. To obtain this certification, vendors must ensure that the integration of their application to SAP software has been tested and certified at an SAP Integration and Certification Center. Callidus customers can now leverage the NetWeaver platform to rapidly deploy Callidus Software solutions on the same framework as their SAP solutions.

    -- Callidus announced Workflow Solutions as an important addition to its line of strategic, value-added service offerings. Built on the TrueResolution(R) framework and integrated with TrueComp and TrueInformation(R) software products, Workflow Solutions are designed to drive enterprise productivity and efficiency to streamline and automate business processes and information flow with three packaged offerings: Payee Self-Service, Data Management Services and Sales Operations Support.

    Q3 2006 Financial Outlook

    -- License revenues may fluctuate on a quarter-to-quarter basis, as they are inherently difficult to predict; therefore we will not be providing guidance on license revenues.

    -- Maintenance and service revenues are expected to be between $11.3 million and $11.8 million, with a related gross margin between 26% and 28% (including $0.3 million of expected stock-based compensation expense).

    -- Operating expenses are expected to be between $12.8 million and $13.3 million (including $1.0 million of expected stock-based compensation expense).

    Conference Call

    A conference call to discuss the second quarter results is scheduled for today at 1:30 p.m. Pacific Daylight Time (PDT). The conference call will be available via live-webcast at the Investor Relations section of Callidus' website at www.callidussoftware.com. To participate in the call via telephone, the dial-in number is 866-356-3093 (international +1-617-597-5381), passcode 23752218.

    A telephone playback and webcast replay of the conference call will be available after 3:30 p.m. PDT today through August 8, 2006. The telephone replay will be available by calling 888-286-8010 (international:
+1-617-801-6888), passcode 28204974. The webcast replay will be available at the Investor Relations section of Callidus' website under Calendar of Events.

    About Callidus Software

    Founded in 1996, Callidus Software Inc. ( www.callidussoftware.com ) is an industry leading Enterprise Incentive Management (EIM) provider to global companies across multiple industries. Callidus' EIM systems allow enterprises to develop and manage incentive compensation linked to the achievement of strategic business objectives. Through its TrueComp(R) Grid architecture, Callidus Software delivers an EIM solution that combines the power and scalability of grid computing with the flexibility of rules-based interface. Customers/Partners include 7-Eleven, Accenture, CUNA Mutual, HP, IBM, Philips Medical Systems, Sprint Nextel, Sun Microsystems, Time Warner Corporation and Wachovia. Callidus Software is publicly traded on the NASDAQ under the symbol CALD.

    Note on Forward-Looking Statements

    The forward looking statements included in this press release, including with respect to the substantial market opportunity in EIM and Sales Performance Management solutions, third quarter maintenance and service revenues and associated gross margin, recurring revenues expected to be derived from the Company's hosted on-demand contracts signed in the second quarter and the timing of the implementation of those projects, estimates of third quarter operating expenses and stock-based compensation expense, and a customer's ability to rapidly deploy Callidus software on the SAP NetWeaver platform, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing and size of software license orders, management's ability to successfully implement its business plan and its on-demand offering, potential material fluctuations in financial results and future growth rates, decreases in customer spending, customer cancellation or non-renewal of software maintenance contracts or on-demand services, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K and its Form 10-Q for the first quarter of 2006, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website ( www.callidussoftware.com ). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

    NOTE: Callidus Software, the Callidus Software logo, Callidus TrueAnalytics, TrueChannel, TrueComp, TrueComp Grid, TrueInformation, TruePerformance, TrueReferral, and TrueResolution are trademarks of Callidus Software Inc. All other trademarks are the property of their respective owners.

                             CALLIDUS SOFTWARE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except for per share data)
                                   (unaudited)

                                      Three months ended               Six months ended
                                           June 30,                         June 30,
                                 ----------------------------    ----------------------------
                                     2006            2005            2006            2005
                                 ------------    ------------    ------------    ------------
Revenues:
 License revenues                $      5,935    $      1,295    $     12,893    $      4,795
 Maintenance and service
  revenues                             11,729          11,320          21,728          22,321

  Total revenues                       17,664          12,615          34,621          27,116

Cost of revenues:
 License revenues                         148              86             284             183
 Maintenance and service
  revenues (1)                          8,585           7,725          16,365          14,955

  Total cost of revenues                8,733           7,811          16,649          15,138

Gross profit                            8,931           4,804          17,972          11,978

Operating expenses:
 Sales and marketing (1)                6,169           3,612          12,359           8,150
 Research and development (1)           3,650           2,940           7,220           6,015
 General and
  administrative (1)                    2,992           2,357           6,079           4,699

  Total operating
   expenses                            12,811           8,909          25,658          18,864

Operating loss                         (3,880)         (4,105)         (7,686)         (6,886)

Interest and other
 income, net                              675             353           1,243             665

Loss before provision for
 income taxes                          (3,205)         (3,752)         (6,443)         (6,221)

Provision (benefit) for
 income taxes                              --             (34)             --              (9)

Loss before cumulative
 effect of a change
in accounting principle                (3,205)         (3,718)         (6,443)         (6,212)

Cumulative effect of a
 change in accounting
 principle                                 --              --             128              --

Net loss                         $     (3,205)   $     (3,718)   $     (6,315)   $     (6,212)

Basic net loss per share         $      (0.12)   $      (0.14)   $      (0.23)   $      (0.24)
Diluted net loss per
 share                           $      (0.12)   $      (0.14)   $      (0.23)   $      (0.24)

Shares used in basic per
 share computation                     27,486          26,144          27,304          25,948
Shares used in diluted
 per share computation                 27,486          26,144          27,304          25,948

(1) Stock-based compensation
     included in amounts
     above by category:
 Cost of maintenance and
  service revenues               $        246    $         41    $        510    $         91
 Sales and marketing                      264              63             530             189
 Research and development                 218             102             465             226
 General and
  administrative                          662             217           1,094             357
    Total stock-based
      compensation               $      1,390    $        423    $      2,599    $        863

                             CALLIDUS SOFTWARE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (unaudited)

                                   June 30,      December 31,
                                     2006            2005
                                 ------------    ------------
Assets

Current assets:
 Cash and cash
  equivalents                    $     15,493    $     23,705
 Short-term
  investments                          41,246          40,000
 Accounts
  receivable, net                      15,311          11,063
 Prepaid and other
  current assets                        1,808           1,581

    Total current
     assets                            73,858          76,349

Property and
 equipment, net                         3,392           2,801
Deposits and other
 assets                                 1,381           1,494

    Total assets                 $     78,631    $     80,644

Liabilities and
 Stockholders'
 Equity

Current
 liabilities:
 Accounts payable                $        618    $        756
 Accrued payroll
  and related
  expenses                              6,003           6,383
 Accrued expenses                       2,989           2,043
 Deferred revenue                      11,986          12,205

    Total current
     liabilities                       21,596          21,387

Deferred rent                             647             377
Long-term deferred
 revenue                                  409             729

    Total
     liabilities                       22,652          22,493

Stockholders'
 equity
 Common stock                              28              27
 Additional paid-
  in capital                          189,785         186,232
 Deferred stock-
  based
  compensation                             --            (445)
 Accumulated other
  comprehensive
  income                                  315             171
 Accumulated
  deficit                            (134,149)       (127,834)

    Total
     stockholders'
     equity                            55,979          58,151

    Total
     liabilities
     and
     stockholders'
     equity                      $     78,631    $     80,644

SOURCE  Callidus Software Inc.
    -0-                             07/25/2006
    /CONTACT: Jon Pexton, +1-408-808-6577, or ir@callidussoftware.com, or Jock Breitwieser, +1-408-975-6683, or pr@callidussoftware.com, both of Callidus Software Inc./
    /Web site:  http://www.callidussoftware.com /
    (CALD)